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                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT


         This Agreement ("Agreement") is entered into as of March 9, 1999 by and between CUMULUS BROADCASTING, INC., a Nevada corporation ("Broadcasting"), CUMULUS LICENSING CORP., a Nevada corporation ("Licensing), CUMULUS WIRELESS SERVICES INC., a Nevada corporation ("Wireless"), HMH BROADCASTING INC., a Kentucky corporation ("HMH"), and HMH REALTY, LLC, a Kentucky limited liability company ("HMH Realty"). Broadcasting, Licensing, and Wireless are referred to collectively herein as the "Buyers." HMH and HMH Realty are referred to collectively as the "Sellers." The Buyers and the Seller are referred to individually as the "Party" or collectively as the "Parties." Capitalized terms used in this Agreement are defined in Section 8 hereof.

         Subject to the terms and conditions of this Agreement, the Buyers hereby agree to purchase substantially all of the assets (and assume certain of the liabilities) of the Seller that are used or useful in the operation of radio stations WLRO-FM licensed to Richmond, KY; WLTO-FM licensed to Nicholasville, KY; WVLK-FM and WVLK-AM licensed to Lexington, KY; and WXZZ-FM licensed to Georgetown, KY (the "Stations") in return for cash.

         Now, therefore, in consideration of the above premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

         1.   BASIC TRANSACTION.

                    A. PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, (i) the Seller agrees to sell, transfer, convey and deliver to Licensing, and Licensing agrees to purchase from the Seller, all of the FCC Licenses listed in Section 2(k) of the disclosure schedule ("Disclosure Schedule"); and (ii) Seller agrees to sell, transfer convey and deliver to Broadcasting , and Broadcasting agrees to purchase from the Seller, all of the Acquired Assets other than the FCC Licenses and the Tower Properties listed in Section 2(i) of the Disclosure Schedule; and (iii) Seller agrees to sell, transfer, convey and deliver to Wireless, and Wireless agrees to purchase from the Seller, all of the Tower Properties. All of these sales, except for the sales effected previously pursuant to the TBA, shall take place at the Closing for the consideration specified below in this Section 1.

                    B. ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, Broadcasting agrees to assume and become responsible for all of the Assumed Liabilities at the Closing, except as otherwise provided in the TBA and as set forth below. The Buyers will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities and assumed by Broadcasting, and the Seller agrees to pay and discharge all Liabilities and obligations of the Seller other than the Assumed Liabilities.

         Buyer and Seller agree as follows with respect to certain Assumed
Liabilities:


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              (i)   With respect to the three Radio Programming Lease
                    Agreements between Broadcast Programming and HMH listed on
                    Section IIA of Exhibit G, Seller agrees that it will negotiate in good faith to terminate these agreements prior to the TBA Date. In the event that Broadcast Programming does not agree to terminate these agreements without liability, Buyer and Seller agree that each will pay fifty percent (50%) of the termination liability for each contract, with Seller paying its portion in cash and Buyers paying their portion under a barter arrangement with Broadcast Programming.

              (ii) With respect to the Employment Agreement dated 11/30/98 between James F. Barnhart and Seller (the "Barnhart Contract"), and notwithstanding any provision of this Section to the contrary, Buyers agree to honor the terms and conditions of the Barnhart Contract for the full term of such contract. With respect to each of the other labor and employment contracts listed in Section III of Exhibit G attached hereto, Buyers agree to honor the terms and conditions of each such contract for the duration of the term of the TBA. On the expiration of the TBA, Buyers shall not assume and shall not be held to the terms and conditions of such labor and employment contract, except as provided below. In the event that there are labor and employment contracts which Buyers do not assume and which entitle such employees to severance pay, the severance pay shall be paid as follows. First, Buyers shall make such severance payments as may be consistent with their then-current policies and as may be negotiated with such employees. Second, Seller shall pay any additional severance pay owed to such employees, up to one hundred twenty-five thousand dollars ($125,000) in the aggregate, which shall be Seller's sole and exclusive severance liability with respect to such employee(s). Third, any severance liability still remaining shall be the responsibility of Buyers, who shall reimburse Seller by means of an adjustment to the Purchase Price at Closing or by means of a post-Closing adjustment, but Buyers shall have no other obligations with respect to such labor and employment contracts.

              C. PURCHASE PRICE. The Buyers agree to pay to the Seller, as consideration for the Acquired Assets, the amount of Forty-Four Million Five Hundred Thousand and no/100 Dollars ($44,500,000.00) (the "Purchase Price"), payable as follows:

              (i) on the date of this Agreement, the Buyers will deposit with the Escrow Agent an irrevocable letter of credit in favor of the Escrow Agent in the amount of Two Million Two Hundred Twenty-Five Thousand and no/100 Dollars ($2,225,000.00) (the "Earnest Money Deposit"); and

              (ii) on the Closing Date, the Buyers shall deposit with the Escrow Agent the amount of One Million One Hundred Twelve Thousand Five Hundred and no/100 Dollars ($1,112,500.00), which shall constitute the Post-Closing Escrow described below;


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              (iii) on the Closing Date, the Buyers shall pay the Seller the amount of Forty-Three Million Two Hundred Eighty-Seven Thousand Five Hundred and no/100 Dollars ($43,287,500.00), less (a) the amount, if any, distributed by the Escrow Agent to the Seller at the closing pursuant to Section 3(A) of the Escrow Agreement, by wire transfer or delivery of other immediately available funds, and (b) any Purchase Price Adjustment;

              (iv) on the Closing Date, the Buyers shall pay to the Seller, on behalf of Ralph E. Hacker pursuant to the Post-Closing Agreement, the amount of One Hundred Thousand and no/100 Dollars ($100,000).

The Earnest Money Deposit referenced in this Section 1(c) shall be placed in escrow with the Escrow Agent pursuant to an escrow agreement in the form attached hereto as Exhibit A (the "Escrow Agreement") and shall be disbursed in accordance with the terms thereof. The Escrow Agreement shall provide that, in the event Seller makes a claim against the Earnest Money Deposit, Seller shall be entitled to the interest on such Earnest Money Deposit from the date Seller makes such claim until the date Seller receives damages as a result of the claim. The Escrow Agreement shall further provide that if the letter of credit has not been replaced by a new letter of credit more than thirty (30) days before the expiration date of the letter of credit, then the Escrow Agent shall present the letter of credit to Seller who shall draw down the letter of the credit and hold the proceeds as a cash escrow. The One Million One Hundred Twelve Thousand Five Hundred Dollars ($1,112,500.00) deposited by Buyers with the Escrow Agent at the Closing under Section 1(c)(ii) (the "Post-Closing Escrow") shall be credited against the Purchase Price on the Closing Date but shall remain in escrow, in whole or in part, from and after the Closing Date with the Escrow Agent for a period of twelve (12) months from the Closing Date (or such longer period as provided in the Escrow Agreement if an indemnification claim is submitted during such twelve (12) month period) pursuant to the Escrow Agreement. The Post-Closing Escrow shall be invested by Escrow Agent in accordance with the instructions of Seller, and all interest earned thereon shall be the property of Seller, payable to Seller upon demand. If this Agreement is terminated without Closing of the transaction contemplated herein, the Earnest Money deposit and all accrued interest (if any) shall be paid to the Buyers or the Seller as provided in the Escrow Agreement.

                    D. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a mutually agreed location, commencing at 9:00 a.m. local time on either (i) a date mutually agreeable to the Buyers and Seller not earlier than the fifth business day or later than tenth business day after the FCC approval of the Assignment Application becomes a Final Order, by which date all other conditions to the obligations of the Parties to consummate the transactions contemplated hereby will have been satisfied, or (ii) such other date as the Parties may mutually determine (with either date being referred to as the "Closing Date").

                    E. DELIVERIES AT THE CLOSING. At the Closing, unless previously delivered to the Buyer or the Seller, as the case may be, pursuant to the TBA (i) the Seller will deliver to the Buyers the various certificates, instruments, and documents referred to in Section 5(a) below; (ii)


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the Buyers will deliver to the Seller the various certificates, instruments, and documents referred to in Section 5(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyers (A) assignments (including Lease and other Assumed Contract assignments and Intellectual
Property transfer documents), bills of sale and warranty deeds in form reasonably acceptable to the Buyers, (B) such affidavits, transfer tax returns, memorandums of lease, and other additional documents as may be required by the terms of the title insurance commitments described in Section 4(n) hereof, as necessary for Buyer to obtain title insurance as required by such section or as may be necessary to convey title to the Real Estate to the Buyers in the condition required herein or provide public notice of existence of the Leases, and (C) such other instruments of sale, transfer, conveyance, and assignment as the Buyers and their counsel reasonably may request; (iv) the Buyers will execute, acknowledge (if appropriate), and deliver to the Seller (A) an assumption in the form attached hereto as Exhibit B and (B) such other instruments of assumption as the Seller and its counsel reasonably may request; and (v) the Buyers will deliver to the Seller the consideration specified in
Section 1(c) above.

                    F. POST-CLOSING AGREEMENT. On the Closing Date, the Seller shall execute, and shall cause Ralph E. Hacker to execute, a Post-Closing Agreement with the Buyers including covenants not to compete with the Buyers in the markets served by the Stations in the form of Exhibit C attached hereto. A portion of the Purchase Price equal to One Hundred Thousand Dollars ($100,000) shall be paid to Ralph E. Hacker by the Buyers on the Closing Date as consideration for the agreements set forth in the Post-Closing Agreement.

                    G. ALLOCATION. The Parties agree to jointly complete and separately file Form 8594 with their federal income tax return for the tax year in which the Closing occurs. If after good faith negotiations, the Parties cannot reach agreement on the allocation in connection with jointly completing Form 8594, the Parties agree that there will be no further obligation on the part of either party to jointly complete the application and the Parties may file Form 8594 without any input from the other Party.

         2. REPRESENTATIONS AND WARRANTIES OF THE SELLER.

         The Seller represents and warrants to the Buyers that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date or the TBA Date, as specified, were substituted for the date of this Agreement throughout this Section 2), (i) except as set forth in the lettered and numbered paragraphs contained in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule") corresponding to the lettered and numbered sections of this Section 2, (ii) except for the last sentence of
Section 2(s) which is being given only as of the date of this Agreement, and
(iii) except as set forth in Section 4(r).

                    A. ORGANIZATION OF THE SELLER. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Except as set forth in Section 2(a) of the Disclosure Schedule, the Seller does not have any


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Subsidiaries. The Seller has the power and authority to own or lease its properties and to carry on all business activities now conducted by it.

                    B. AUTHORIZATION OF TRANSACTION. Subject to the approval of the shareholders of Seller as described below, the Seller has full power and authority to execute and deliver this Agreement, the TBA, and all agreements and instruments to be executed and delivered by Seller pursuant to this Agreement (collectively, the "Ancillary Agreements") and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the Board of Directors of the Seller and the requisite number of shareholders of Seller have, or shall have at or before Closing, duly authorized the execution, delivery, and performance of this Agreement and the Ancillary Agreements by the Seller. This Agreement and the Ancillary Agreements constitute the valid and legally binding obligations of the Seller, enforceable in accordance with their respective terms and conditions.

                    C. NONCONTRAVENTION. Neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Section 1(e) above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the Seller; or
(ii) except as set forth in Section 2(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or third party consent under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other agreement, arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than with respect to the Assignment Application described in Section 4(b) the Seller does not need to give any notice to, make any filing with, or obtain any Licenses, consent, or approval of any court or government or governmental agency in order for the Parties to enter into this agreement or the Ancillary Agreements or to consummate the transactions contemplated by this Agreement or the Ancillary Agreements (including the assignments and assumptions referred to in Section 1(e) above).

                    D. TITLE TO ACQUIRED ASSETS. Other than the Security Interests set forth on Section 2(d) of the Disclosure Schedule (which shall be released at or before the Closing) the Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

                    E. FINANCIAL STATEMENTS. Included in Section 2(e) of the Disclosure Schedule are the following financial statements (collectively the "Financial Statements"): (i) reviewed balance sheets and statements of income, and cash flow as of and for the fiscal years ended December 31, 1996, December 31, 1997 and December 31, 1998 for the Seller; and (ii) reviewed balance sheets and statements of income, as of and for each month in 1998 and to date in 1999 for the Seller. Ending with the last calendar month before the TBA Date, the Financial Statements have been, or by the TBA Date will have been, prepared in conformity with the


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Seller's normal accounting policies, practices and procedures applied on a consistent basis, throughout the periods covered thereby, are correct and complete, fairly present the financial condition of the Seller and the results of operation of Seller at the dates and for the periods indicated, and are consistent with the books and records of the Seller (which books and records are correct and complete). The Financial Statements accurately state the revenues of the Stations for the period indicated therein and include an accurate breakout of cash and trade revenues.

                    F. EVENTS SUBSEQUENT TO DECEMBER 31, 1998. Since December 31, 1998, except as set forth in Section 2(f) of the Disclosure Schedule, the following statements are correct and complete as of the date hereof, and will be correct and complete in all material respects as of the TBA Date (except for Section 2(f)(viii) which will be correct and complete in all material respects as of the Closing Date):

                         (i) other than this Agreement, the Seller has not
              entered into any agreement, contract, lease, sublease, license, or sublicense (or series of related agreements, contracts, leases, subleases, licenses, and sublicenses) outside the Ordinary Course of Business;

                         (ii) the Seller has not delayed or postponed (beyond
              its normal practice in the Ordinary Course of Business) the payment of accounts payable and other Liabilities;

                         (iii) the Seller has not altered its credit and
              collection policies or its accounting policies;

                         (iv) except as set forth in Section 2(f)(iv) of the
              Disclosure Schedule, the Seller has not entered into or terminated any employment arrangement, employment contract, consulting contract or severance agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                         (v) except as set forth in Section 2(f)(v) of the
              Disclosure Schedule, there have been no changes and, to Seller's Knowledge, any threatened changes in employment terms for any of its directors, officers, and employees;

                         (vi) except as set forth in Section 2(f)(vi) of the
              Disclosure Schedule, there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Seller;

                         (vii) the Seller has not materially altered the
              programming, format or call letters of the Stations, or its promotional and marketing activities;

                         (viii) the Seller has not applied to the FCC for any
              modification of the FCC Licenses or failed to take any action necessary to preserve the FCC Licenses and has operated the Stations in compliance therewith and with all FCC rules and regulations;


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                         (ix) the Seller has not terminated or received notice
              of termination for any syndicated programming; and

                         (x) the Seller has not committed to any of the
              foregoing.

              Nothing in this Section 2(f) shall be deemed a warranty or representation by the Seller with respect to trends or conditions affecting the radio industry generally or the Lexington, Kentucky market generally and Seller shall not be in breach of the provisions of this Section 2(f) as a result of such general trends or conditions.

                    G. TAX MATTERS. The Seller has timely and properly filed all Tax Returns that it was required to file with respect to the Seller's operations. All such Tax Returns were correct and complete and properly reflect the tax liability of the Seller. Except as set forth in Section 2(g) of the Disclosure Schedule, no Tax deficiencies have been proposed or assessed against the Seller. The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. To the Seller's Knowledge, no claim has ever been made by any authority in any jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                    H. TANGIBLE ASSETS. Section 2(h) of the Disclosure Schedule sets forth a listing of all transmitter and station equipment, vehicles and other tangible personal property (having a replacement cost of not less than $10,000 for each item) used in conducting the operation and business of the Stations. The Seller owns or leases, and until the TBA Date will own or lease, all tangible assets necessary for the conduct of the operation and business of the Stations as presently conducted and as presently proposed to be conducted and all leased assets are specifically identified as such in Section 2(h) of the Disclosure Schedule. The equipment included in the Acquired Assets permits the Stations to be operated in material compliance with all requirements. Except as set forth in Section 2(h) of the Disclosure Schedule, no shareholder of the Seller has any interest in any right, property or asset used or required by the Seller in the operation of the Stations.

                    I. REAL PROPERTY. Section 2(i) of the Disclosure Schedule lists and describes briefly all Owned Real Estate and real property leased to the Seller (including, without limitation, complete legal descriptions for all of the Real Estate). The Seller has delivered to the Buyers correct and complete copies of the Leases. With respect to the Real Estate:

                         (i) HMH Realty has good and marketable title to all of the Owned Real Estate free and clear of all liens, charges, mortgages, security interests, easements, restrictions or other encumbrances of any nature whatsoever except real estate taxes for the year of Closing and municipal and zoning ordinances and recorded utility easements which do not impair the current use, occupancy or value or the marketability of title of the property and which are disclosed in Section 2(i) of the Disclosure Schedule (collectively, the "Permitted Real Estate Encumbrances");


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                         (ii)     the Leases are and, following the Closing, to
              the Seller's Knowledge, will continue to be, legal, valid, binding, enforceable, and in full force and effect;

                         (iii) the Seller is not in breach or default (or has repudiated any provision thereof), and to the Seller's Knowledge, no event has occurred which, with notice or lapse of time, would constitute a breach or default thereunder or permit termination, modification, or acceleration thereunder;

                         (iv) there are no material disputes, oral agreements, or forbearance programs in effect as to any Lease;

                         (v) none of the Owned Real Estate and to the Seller's Knowledge, none of the properties subject to the Leases is subject to any lease (other than Leases), option to purchase or rights of first refusal;

                         (vi) except for Permitted Real Estate Encumbrances, there are no (i) actual or, to the Seller's Knowledge, proposed special assessments with respect to any of the Real Estate; (ii) pending or, to the Seller's Knowledge, threatened condemnation proceedings with respect to any of the Real Estate; (iii) structural or mechanical defects in any of the buildings or improvements located on the Real Estate; (iv) any pending or, to the Seller's Knowledge, threatened changes in any zoning laws or ordinances which may affect any of the Real Estate or Seller's use thereof;

                         (vii) except as set forth in Section 2(f)(vii) of the Disclosure Schedule, the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or its rights thereunder;

                         (viii) to the Seller's Knowledge, all facilities on the Real Estate have received all approvals of governmental authorities (including licenses, permits and zoning approvals) required in connection with the operation thereof and have been materially operated and maintained in accordance with applicable laws, rules, and regulations, and all buildings and improvements on the Real Estate are in good condition and repair, normal wear and tear excepted; and

                         (ix) to the Seller's Knowledge, the owner of each leased facility has good and marketable title to the underlying parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for Permitted Real Estate Encumbrances and Seller's leasehold interest in each Lease has priority over any other interest except for the fee interest therein and Permitted Real Estate Encumbrances.

                    J. CONTRACTS. Section 2(j) of the Disclosure Schedule lists any written arrangement (or group of related written arrangements) either involving more than $5,000 or not entered into in the Ordinary Course of Business. The Seller has delivered to the Buyers a correct and complete copy of each written arrangement listed in Section 2(j) of the Disclosure Schedule


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(as amended to date). With respect to each written arrangement so listed which constitutes an Assumed Contract: (A) the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (B) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the TBA Date (if the arrangement has not expired according to its terms) and upon obtaining the required consents, if needed; (C) except as set forth in Section 2(j) of the Disclosure Schedule, Seller is not in breach or default, and to Seller's Knowledge no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and (D) no party has repudiated any provision of the written arrangement. Except as set forth in Section 2(j) of the Disclosure Schedule, the Seller is not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 2(j) of the Disclosure Schedule under the terms of this Section 2(j). Except for the Assumed Contracts, the Buyers shall not have any Liability or obligations for or in respect of any of the contracts set forth in Section 2(j) of the Disclosure Schedule or any other contracts or agreements of the Seller.

                    K. COMMISSION LICENSES AND COMPLIANCE WITH COMMISSION REQUIREMENTS.

                         (i)      All  licenses,   permits,   authorizations,
              franchises, certificates of compliance, tower registrations, and consents of governmental bodies, including, without limitation, the FCC Licenses, used or useful in the operation of the Stations as they are now being operated are (A) in full force and effect,
              (B) unimpaired by any acts or omissions of the Seller or the Seller's employees or agents, (C) free and clear of any restrictions which might limit the full operation of the Stations, and (D) detailed in Section 2(k) of the Disclosure Schedule. With respect to the licenses, permits, authorizations, franchises, certificates of compliance, tower registrations, and consents referenced in the preceding sentence, Section 2(k) of the Disclosure Schedule also sets forth, without limitation, the date of the last renewal, the expiration date thereof, and any conditions or contingencies related thereto. Except as set forth in Section 2(k) of the Disclosure Schedule, no condition exists or event has occurred that permits, or after notice or lapse of time, or both, would permit, the revocation or termination of any such license, permit, consent, franchise, or authorization (other than pursuant to their express expiration date) or the imposition of any material restriction or limitation upon the operation of the Stations as now conducted. Except as set forth in Section 2(k) of the Disclosure Schedule, the Seller is not aware of any reason why the FCC licenses might not be renewed in the ordinary course or revoked.

                    (ii) The Stations are in material compliance with the FCC's policy on exposure to radio frequency radiation. No renewal of any FCC License would constitute a major environmental action under the FCC's rules or policies. Access to the Stations transmission facilities is restricted in accordance with the policies of the FCC.

                    (iii) Except as set forth in Section 2(k) of the Disclosure Schedule, the Seller is not the subject of any FCC or other governmental investigation or any notice of


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              violation or order, or any material complaint, objection, petition to deny, or opposition issued by or filed with the FCC or any other governmental authority in connection with the operation of or authorization for the Stations, and there are no proceedings (other than rule making proceedings of general applicability) before the FCC or any other governmental authority that could adversely affect any of the FCC Licenses or the authorizations listed in Section 2(k) of the Disclosure Schedule.

                    (iv) The Seller has filed with the FCC and all other governmental authorities having jurisdiction over the Stations all material reports, applications, documents, instruments, and other information required to be filed, and will continue to make such filings through the Closing Date.

                    (v) Except as set forth in Section 4(d) below, the Seller is not aware of any information concerning the Stations that could cause the FCC or any other regulatory authority not to issue to the Buyers all regulatory certificates and approvals necessary for the consummation of the transactions contemplated hereunder or the Buyer's operation and/or ownership of the Stations. Except as set forth in Section 2(k)(v) of the Disclosure Schedule, Seller is not aware of any pending FCC applications which, if approved, would allow for the operation of a new radio station with a signal reaching the signal area of the Stations and, in addition, Seller is not aware of any plans or proposals by any existing radio stations with a signal reaching the signal area of the Stations to alter or change their format to a format similar to that of the Stations.

                    L. INTELLECTUAL PROPERTY. The Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the businesses of the Seller as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Seller immediately prior to the TBA Date hereunder is set forth on Section 2(l) of the Disclosure Schedule and each item listed will be owned or available for use by the Buyers on identical terms and conditions immediately subsequent to the TBA Date hereunder. The Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Seller has never received any charge, complaint, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

                    M. INSURANCE. Section 2(m) of the Disclosure Schedule sets forth a complete and accurate description of all Seller's insurance coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, and enforceable and in full force and effect; (B) the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms through the Closing Date, except to the extent otherwise provided in the TBA.

                    N. LITIGATION. Section 2(n) of the Disclosure Schedule sets forth each instance in which the Seller: (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge; or (ii) is a party or, to the Knowledge of the Seller, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2(n) of the Disclosure Schedule could result in any materially adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Seller or the Stations taken as a whole. The Seller has no Knowledge of any Basis for any such charge, complaint, action, suit, proceeding, hearing, or investigation against the Seller.

                    O. EMPLOYEES. Section 2(o) of the Disclosure Schedule sets forth a listing of the names, positions, job descriptions, salary or wage rates and all other forms of compensation paid for work at the Stations of each employee. Except as set forth in Section 2(o) of the Disclosure Schedule, to the Knowledge of the Seller, no key employee or group of employees has any plans to terminate employment with the Seller. The Seller is not a party to or bound by any collective bargaining or similar agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of the Seller. The Seller has no Knowledge of any Basis for any claim by past or current employees of the Seller or applicants for employment that the Seller or its management has discriminated based on each individuals race, sex, national origin, religion, ethnicity, handicap or any other protected characteristic under applicable law.

                    P. EMPLOYEE BENEFITS. Section 2(p) of the Disclosure Schedule lists all Employee Benefit Plans that the Seller maintains or to which the Seller contributes or is required to contribute for the benefit of any current or former employee of the Seller and true and correct copies of each such Employee Benefit Plan have been delivered to the Buyers. Each Employee Benefit Plan (and each related trust or insurance contract) complies and at all times has complied in form and in operation in all respects with the applicable requirements of ERISA and the Code. The Seller does not have any commitment to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would affect any employee or terminated employee of the Seller. There are no pending or, to the Knowledge of the Seller, threatened claims under, by or on behalf of any of the Employee Benefit Plans, by any employee or beneficiary covered by any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits), nor have there been any Reportable Events or Prohibited Transactions with respect to any Employee Benefit Plan.

                    Q. ENVIRONMENT, HEALTH, AND SAFETY.

                         (i) To Seller's Knowledge, with respect to the operation of the Stations and the Real Estate, the Seller is in compliance in all material respects with all Environmental Laws and all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof) concerning employee health and safety, and the Seller has no Liability (and to Seller's Knowledge there is no Basis related to the present operations of the Seller for any Liability) under any Environmental Law.

                         (ii) To the Seller's Knowledge, the Seller has obtained and at all times has been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental Laws.

                         (iii) To the Seller's Knowledge, all properties and equipment used in the Stations and the Acquired Assets are free of asbestos, PCB's, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances. To the Seller's Knowledge, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste is buried, stored, spilled, leaked, discharged, emitted, or released on any of the Real Estate. To the Seller's Knowledge, no above ground or underground storage tanks are located at, on or under the Real Estate. The Seller has delivered to the Buyers a complete copy of all environmental claims, reports, studies, compliance actions or the like of the Seller or which are available to the Seller with respect to any of the Real Estate or any of the Acquired Assets.

                    R. LEGAL COMPLIANCE. The Seller has materially complied with all material laws (including rules and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof. The Seller has filed in a timely manner all material reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all material respects) under all applicable laws.

                    S. UNDISCLOSED COMMITMENTS OR LIABILITIES. There are no material commitments, liabilities or obligations relating to the Stations, whether accrued, absolute, contingent or otherwise including, without limitation, guaranties by the Seller of the liabilities of third parties, for which specific and adequate provisions have not been made on the Financial Statements except those incurred in or as a result of the Ordinary Course of Business since December 31, 1998.

                    T. DISCLOSURE. The representations and warranties contained in this Section 2 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 2 not misleading.

         3. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

         Buyers represent and warrant to the Seller that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

                    A. ORGANIZATION OF THE BUYERS. Broadcasting, Licensing, and Wireless are corporations duly organized, validly existing, and in good standing under the laws of Nevada.

                    B. AUTHORIZATION OF TRANSACTION. Buyers have full power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform their obligations hereunder and thereunder. Without limiting the generality of the foregoing, the Buyers have or will have at or before Closing duly authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyers. This Agreement and the Ancillary Agreements constitute legally binding obligations of the Buyers, enforceable against the Buyers in accordance with their respective terms and conditions.

                    C. NONCONTRAVENTION. Neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Section 1(e) above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyers are subject or any provision of their articles of organization or other charter documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or third party consent under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyers are a party or by which they are bound or to which any of their assets is subject. Other than the Assignment Application described in Section 4(b), the Buyers do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any court or government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement or the Ancillary Agreements (including the assignments and assumptions referred to in Section 1(e) above).

                    D. BROKER'S FEES. Except for the brokers' fee to be paid by Buyers to Media Services Group, Inc., which shall be the exclusive responsibility of the Buyers, the Buyers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

                    E. QUALIFICATION AS BROADCAST LICENSEE. Licensing is legally, technically and otherwise qualified under the Communications Act of 1934, as amended, and all material rules, regulations and written policies of the FCC thereunder, to become the licensee of the Stations and to consummate the transactions contemplated by this Agreement. There are no proceedings, complaints, notices of forfeiture, claims or investigations pending or, to the Knowledge of Buyer threatened, against any or in respect of any of the broadcast stations licensed to Licensing or its Affiliates that reasonably may be expected to impair materially the qualifications of Licensing to become a licensee of the Stations or that could prevent it from consummating the transactions contemplated by this Agreement.

                    F. FINANCIAL CAPACITY. Buyer has the financial capacity to satisfy all of Buyer's obligations under this Agreement and the documents to be executed and exchanged at the Closing, and to perform all of Buyer's obligations at the Closing.

                    G. LITIGATION. There is no action, suit, inquiry, investigation, judicial or administrative proceeding pending or, to the Buyer's Knowledge, threatened against it that could adversely affect Buyer's ability to perform in accordance with the terms of this Agreement, and Buyer is unaware of any facts that could reasonably result in any such proceeding.

         4.   PRE-CLOSING COVENANTS.

                    Subject to the commencement of the TBA as set forth in
Section 4(r), the Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

                    A. GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 5 below).

                    B. ASSIGNMENT APPLICATIONS. Within thirty (30) business days after the execution of this Agreement, the Seller and the Buyers shall jointly file with the FCC an application for assignment of the FCC Licenses, permits and authorizations pertaining to the Stations from the Seller to Licensing (the "Assignment Application"). The Parties shall use their respective best efforts to keep this Agreement and the transaction contemplated herein confidential until the date of the filing of the Assignment Application, unless both Parties have agreed to begin the TBA prior to that date or unless the Buyers elect to permit an announcement prior to that date. The costs of the FCC filing fees in connection with the Assignment Application shall be divided equally between the Parties. Each party shall pay its own attorneys' fees. The Seller and the Buyers shall thereafter prosecute the Assignment Application with all reasonable diligence and otherwise use commercially reasonable efforts to obtain the grant of the Assignment Application as expeditiously as practicable (but neither the Seller nor the Buyers shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon the Stations or impose significant costs on such party). If the FCC imposes any condition on either party to the Assignment Application, such party shall use commercially reasonable efforts to comply with such condition, provided, that neither party shall be required hereunder to comply with any condition that would have a material adverse effect upon the Stations or any Affiliate. The Seller and the Buyers shall jointly oppose any requests for reconsideration or judicial review of FCC approval of the Assignment Application and shall jointly request from the FCC extension of the effective period of FCC approval of the Assignment Application if the Closing shall not have occurred prior to the expiration of the original effective period of the FCC Consent. Nothing in this
Section 4(b) shall be construed to limit either party's right to terminate this Agreement pursuant to Section 9 of this Agreement.

                    C. EMPLOYMENT OFFERS. Upon notice to the Seller, and at mutually agreeable times, the Seller will permit the Buyers to meet with its employees prior to the Closing Date. The Buyers may, at their option, extend offers of employment to all or any of the Seller's employees effective on the TBA Date. From and after the execution of this Agreement, the Seller shall use its best efforts to assist Buyers in retaining those employees of the Stations which the Buyers wish to hire in connection with the operation of the Stations by the Buyers subsequent to the TBA Date, and the Seller will not take any action to preclude or discourage any of the Seller's employees from accepting any offer of employment extended by the Buyers.

                    D. NOTICES AND CONSENTS. The Seller will give all notices to third parties and will use its commercially reasonable efforts to obtain all third party consents that the Buyers reasonably may request. The absence of any such consent shall not be a breach hereof unless the contract is designated as "material" on Section 4(d) of the Disclosure Schedule. Buyer acknowledges that it has been fully apprised of the CID and that it has had full opportunity to conduct due diligence with respect thereto. Buyer accepts all risks, costs, liabilities and consequences that may arise from compliance with the CID or filings under the Hart-Scott-Rodino Act, or both, following the Closing Date. Each of the Parties shall cooperate in preparing and filing any necessary notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, and each of the Parties shall split equally the filing fees associated with such filings. Each of the Parties will use its best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper or advisable. In the event the FCC, the Federal Trade Commission, or the Antitrust Division of the Department of Justice challenges the transaction contemplated by this Agreement, Buyers will agree to divest promptly such station assets as may be required in order for regulatory authorities to approve the transaction without requiring a second request or further administrative or judicial action. Buyer shall assume all risks and responsibility for such divestitures, and the Purchase Price shall not be adjusted because of any such required divestiture(s). Notwithstanding the foregoing, Seller and its counsel shall use best efforts to cooperate with Buyers to dissuade regulatory authorities form pursuing any investigation of the transaction proposed herein, with each Party to bear its own expenses in such effort. Each of the Parties will use its reasonable best efforts to take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make, or obtain.

                    E. MAINTENANCE OF QUALIFICATIONS. Buyer shall take no action that could reasonably be expected to (i) cause the FCC to deny its Assignment Application or to delay the FCC's processing or consideration thereof, (ii) require any waiver of the rules, regulations or policies of the FCC, or (iii) in any way diminish or render less certain Buyer's qualifications to be the licensee of the Stations.

                    F. OPERATING STATEMENTS. Until the TBA Date, the Seller shall deliver to the Buyer, for the Buyer's informational purposes only, monthly reviewed statements of operating revenues and operating expenses of the Stations with ten (10) days after each such statement is prepared by or for the Company or the Seller. The Seller shall provide to the Buyer such written or oral sales, inventory, and pacing reports as Seller may have available and Buyer may reasonably request.

                    G. CONTRACTS. Except as otherwise provided by the TBA, the Seller will not without the prior written consent of the Buyers (i) amend, change, or modify any of the contracts listed on Section 2(k) of the Disclosure
Schedule in any material respect, or (ii) enter into any contract outside the Ordinary Course of Business which involves more than Ten Thousand Dollars ($10,000).

                    H. OPERATION OF STATIONS. The Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. The Seller shall operate the Stations in compliance with the FCC Licenses and the rules and regulations of the FCC, and the FCC Licenses shall at all times remain in full force and effect. The Seller shall file with the FCC all material reports, applications, documents, instruments and other information required to be filed in connection with the operation of the Stations.

                    I. CREDIT AND RECEIVABLES. Through the TBA Date, the Seller will follow its usual and customary policies with respect to extending credit for sales of air time and advertising on the Stations and with respect to collecting accounts receivable arising from such extension of credit.

                    J. PRESERVATION OF STATIONS AND THE ACQUIRED ASSETS. Through the TBA Date, the Seller will use commercially reasonable efforts to keep its Stations and the Acquired Assets and properties substantially intact, including its present operations, physical facilities, working conditions, relationships with lessors, licensors, advertisers, suppliers, customers, and employees, all of the Confidential Information, call letters and trade secrets of the Stations, and the FCC Licenses.

                    K. FULL ACCESS AND CONSULTATION. Without limiting in any way the rights and obligations of the Parties under the TBA, the Seller will permit representatives of the Buyers to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Stations, to all premises, properties, books, records, contracts, Tax records, and documents of or pertaining to the Seller for the purpose of permitting the Buyers, among other things, to: (a) conduct its due diligence review, (b) review financial statements of the Seller, (c) verify the accuracy of representations and warranties of the Seller contained in this Agreement, and
(d) prepare for the consummation of the transactions contemplated by this Agreement. The Seller will consult with the Buyers' management with a view to informing Buyers' management as to the operations, management and business of the Stations.

                    L. NOTICE OF DEVELOPMENTS. The Seller will give prompt written notice to the Buyers of any material development affecting business, operations or prospects of the Stations or the Acquired Assets or the ability of the Seller to perform hereunder.

                    M. EXCLUSIVITY. The Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) merger or consolidation, (B) acquisition or purchase of securities or assets, or (C) similar transaction or business combination involving the Seller, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Seller will notify the Buyers immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

                    N. CONTROL OF STATIONS. The transactions contemplated by this Agreement shall not be consummated until after the FCC has given its consent and approval to the Assignment Application. Without in any way limiting the rights and obligations of the Parties under the TBA, between the date of this Agreement and the Closing Date, the Buyers and their employees or agents shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise, or direct, the operation of the Stations, and such operation shall be the sole responsibility of and in the control of the Seller.

                    O. ENVIRONMENTAL ASSESSMENTS. Provided that the Buyers are provided with adequate access to each parcel of Real Estate and permitted to conduct all requested testing, the Buyers will provide to the Seller, within forty-five (45) days hereof, the results of its environmental assessments for each such parcel of Real Estate. The results submitted to Seller under this
Section 4(o) shall identify any violations of Environmental Law and any condition to be remedied and the actions or remediation required to bring the property into compliance with Environmental Laws. If the Buyers' Phase I environmental assessment recommends additional testing and Buyers begin such testing but such testing cannot be completed and reported to Seller within the forty-five (45) day period provided for herein, the period shall be extended as reasonably required to complete such additional testing and reporting to the Seller. The Seller will have ten (10) days after the Buyers notify the Seller that it has received all of the environmental assessments and that such assessments indicate that the property is not in compliance with Environmental Laws to determine and notify the Buyers in writing if it elects to immediately terminate this Agreement or take any and all actions at its sole expense to remedy the violations identified with respect to an assessed site; provided, however, that the Seller may not terminate this Agreement and must take any and all actions to remedy the violations identified if the aggregate cost of such actions would not exceed Two Hundred Thousand Dollars ($200,000). If the aggregate cost of such actions would exceed Two Hundred Thousand Dollars ($200,000) and the Seller does not provide timely notice hereunder, stating its intent to remedy all such violations, Buyer may elect to (i) terminate this Agreement, (ii) extend the time in which the Seller must respond in writing, or
(iii) elect to accept the environmental conditions and consummate the transaction contemplated hereby; provided, however, that the Buyers shall forfeit their right to terminate this Agreement pursuant to this Section 4(o) if they fail to make an election within ten (10) days after the expiration of the Seller's election period as extended by the Buyers hereunder. If the Seller elects or is required under the terms hereof to take all actions to remediate each site and Seller does not proceed with reasonable diligence to take such actions or such actions cannot be or are not fully accomplished on or before the 360th day following the date of this Agreement, Buyers may elect to terminate this Agreement or postpone the Closing Date until such time as all of the actions necessary to remedy the violations identified have been fully performed in a manner and to the extent necessary to satisfy the Seller's obligations. In the event the Closing Date is postponed pursuant to this Section 4(o), the Parties will cooperate to extend the time during which this Agreement must be closed as specified in the consent of the

FCC. The Buyers may elect to terminate this Agreement if they or their environmental consultants and agents are not granted adequate access to each parcel of Real Estate to conduct the environmental testing contemplated in this
Section 4(o); provided, however, that the Buyers shall forfeit their right to terminate this Agreement as a result of insufficient access to any parcel of Real Estate if they fail to make such election within forty-five (45) days after the date hereof. The Buyers shall pay all of the costs of the environmental assessments performed by the Buyers pursuant to this Agreement. Notwithstanding any provisions of this Agreement to the contrary, the terms and provisions of this Section 4(o) constitute Buyer's sole and exclusive remedy with respect to environmental claims.

                    P. RISK OF LOSS. The risk of loss, damage, or destruction to any of the Acquired Assets shall remain with the Seller until the TBA Date, except in the case of transmission equipment, with respect to which such risk of loss shall remain with the Seller until the Closing. In the event of any such loss, damage, or destruction the Seller will promptly notify the Buyers of all particulars thereof, stating the cause thereof (if known) and the extent to which the cost of restoration, replacement and repair of the Acquired Assets lost, damaged or destroyed will be reimbursed under any insurance policy with respect thereto. The Seller will, at Seller's expense, repair or replace such Acquired Assets to their former condition as soon as possible after loss, damage or destruction thereof and shall use its best efforts to restore as promptly as possible transmissions as authorized in the FCC Licenses. The Closing Date shall be extended (with FCC consent, if necessary) for up to sixty (60) days to permit such repair or replacement. If repair or replacement cannot be accomplished within sixty (60) days of the date of the Seller's notice to the Buyers and the Buyers determine that the Seller's failure to repair or replace would have a material adverse effect on the operation of the Stations:

                         (i)      the Buyers may elect to terminate this
              Agreement; or

                         (ii) the Buyers may postpone the Closing Date until such time as the property has been repaired, replaced or restored in a manner and to an extent reasonably satisfactory to the Buyers, unless the same cannot be reasonably effected within ninety (90) days of the date of the Seller's notice to the Buyers, in which case either party may terminate this Agreement; or

                         (iii) the Buyers may choose to accept the Acquired Asset in their "then" condition, together with the Seller's assignment to the Buyers of all rights under any insurance claims covering the loss, damage or destruction and payment over to the Buyers of any proceeds under any such insurance policies, previously received by the Seller with respect thereto plus an amount equal to the amount of any deductible or self-insurance maintained by Seller on such Acquired Assets. In the event the
               Closing Date is postponed pursuant to this Section 4(p), the parties hereto will cooperate to extend the time during which this Agreement must be closed as specified in the consent of the FCC.

                    Q. TBA. The Parties acknowledge and agree that the Parties intend, if appropriate at the time the Hart-Scott-Rodino waiting period has expired or been terminated, to begin operating under a time brokerage agreement (the "TBA"), attached as Exhibit D hereto, with respect to the Stations. Anything in this Agreement to the contrary notwithstanding, including, without limitation any provision of Sections 2, 3, 5(a) and 5(b): (i) Seller shall not be liable in any respect to the extent any of the representations and warranties contained in Section 2 are not true and correct in any material respect on and as of the Closing Date due to the existence and operation of the TBA; (ii) the conditions set forth in Sections 5(a)(i) and 5(a)(ii) shall not be deemed to be not satisfied as a result of any action or failure to act of Buyer pursuant to the TBA; and (iii) the certificates to be delivered to Buyer pursuant to Section 5(a)(v) shall not be required to address any of such representations and warranties that are not true and correct in any material respect on and as of the Closing Date due to the existence and operation of the TBA.


         5.   CONDITIONS TO OBLIGATION TO CLOSE.

                    A. Conditions to Obligation of the Buyers. Subject to
Section 4(r), the obligation of Buyers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                         (i) the representations and warranties set forth in Section 2 above shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date;

                         (ii) the Seller shall have performed and complied with all of its covenants hereunder in all respects through the Closing;

                         (iii) the Seller shall have procured all of the "material" third party consents specified in Section 4(d) above and shall have delivered good title to the Real Estate without conditions that could materially interfere with the operation of the Real Estate for the purpose of radio broadcasting;

                         (iv) except for the CID and/or any inquiry under the Hart-Scott-Rodino Act, no action, suit, investigation, inquiry or other proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or impose damages or penalties upon any of the parties if such transactions are consummated, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect materially and adversely the right of the Buyers to own, operate, or control the Acquired Assets (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                         (v) the Seller shall have delivered to the Buyers a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Sections 5(a)(i) and 5(a)(ii) are satisfied in all respects;

                         (vi) each of the Assignment Applications shall have been approved by a Final Order of the FCC, all applicable waiting periods and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or been terminated, and the Buyers shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

                         (vii) the relevant parties shall have entered into the Post-Closing Agreement;

                         (viii) the Buyers shall have received from counsel to the Seller an opinion with respect to the matters set forth in Exhibit E attached hereto, addressed to the Buyers and its lender and dated as of the Closing Date;

                         (ix) the Seller shall have delivered to the Buyers all items required to be delivered thereby under Section 1(e) above; and

                         (x) the Buyers shall have received a landlord estoppel, consent and waiver letter for each parcel of Real Estate subject to a Lease, duly executed by the owner of the Real Estate, in a form reasonably satisfactory to the Buyers' lenders which are financing the transaction contemplated hereby.

              In the event that any of the conditions set forth in subsections 5(a)(i), (ii), (iv), (v), (ix) or (x) above are not satisfied and such failure does not or is not reasonably likely to have a Material Adverse Effect, Buyers acknowledge and agree that, notwithstanding the introductory sentence of this Section 5(a), they shall be required to consummate the transactions contemplated herein despite such failure; provided, however, that Buyers may still seek indemnification pursuant to Section 7, below, as hereinafter described. In the event that (i) any of the conditions set forth in subsections 5(a)(i), (ii), (iv), (v), (ix) or (x) above, are not satisfied and such failure has or is reasonably likely to have a Material Adverse Effect, or (ii) any of the other conditions set forth in this Section 5(a) are not satisfied, the Buyers may elect to (i) terminate this Agreement without liability to the Buyers, or (ii) consummate the transactions contemplated herein despite such failure. If any of the conditions to Closing set forth in this Section 5(a) are not satisfied and the Buyers elect or are required to consummate the transactions described herein, and if such failure (regardless of whether such failure is material or has or is reasonably likely to have a Material Adverse Effect), shall be as a result of a breach of any representation, warranty, covenant or provision of this Agreement by the Seller (including, without limitation, any breach arising as a result of the failure of the Seller to execute and/or deliver any item described in this Section 5(a)), the Buyers may seek appropriate remedies for any and all damages, costs and expenses incurred by the Buyers by reason of such breach, including, without limitation, indemnification pursuant to Section 7, below, unless and to the extent that the event or the condition giving rise to such failure also constitutes a breach of a representation, warranty or covenant of the Seller set forth in Sections 2 or 4 hereof.

                    B. CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                         (i) the representations and warranties set forth in Section 3 above shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date;

                         (ii) the Buyers shall have performed and complied with all of their covenants hereunder in all respects through the Closing;

                         (iii) except for the CID and/or any inquiry under the Hart-Scott-Rodino Act, no action, suit, investigation, inquiry or other proceeding shall be pending or threatened before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or impose damages or penalties upon any of the Parties if such transactions are consummated, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                         (iv) the Buyers shall have delivered to the Seller a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Sections 5(b)(i) and 5(b)(ii) is satisfied in all respects and the statements contained in such certificate shall be deemed a warranty of the Buyers which shall survive the Closing;

                         (v) each of the Assignment Applications shall have been approved by a Final Order of the FCC and the Buyers shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

                         (vi) the relevant parties shall have entered into the Post-Closing Agreement and the Seller shall have received from counsel to the Buyers an opinion with respect to the matters set forth in Exhibit F attached hereto, addressed to the Seller and dated as of the Closing Date; and

                         (vii) the Buyers shall have delivered to the Seller all items required to be delivered thereby under Section 1(e) above.

              In the event that any of the conditions set forth in subsections 5(b)(i), (ii), (iii), (iv), or (vii) above are not satisfied and such failure does not or is not reasonably likely to have a Material Adverse Effect, Seller acknowledges and agrees that, notwithstanding the introductory sentence of this Section 5(b), Seller shall be required to consummate the transactions contemplated herein despite such failure; provided, however, that Seller may still seek indemnification pursuant to
              Section 7, below, as hereinafter described. In the event that (i) any of the conditions set forth in subsections 5(b)(i), (ii),
              (iii), (iv) or (vii) above, are not satisfied and such failure has or is reasonably likely to have a Material Adverse Effect, or (ii) any of the other conditions set forth in this Section 5(b) are not satisfied, the Seller may elect to (i) terminate this Agreement without liability to the Seller, or (ii) consummate the transactions contemplated herein despite such failure. If any of the conditions to Closing set forth in this Section 5(b) are not satisfied and the Seller elects or is required to consummate the transactions described herein, and if such failure (regardless of whether such failure is Material or has or is reasonably likely to have a Material Adverse Effect), shall be as a result of a breach of any representation, warranty, covenant or provision of this Agreement by the Buyer (including, without limitation, any breach arising as a result of the failure of the Buyer to execute and/or deliver any item described in this Section 5(a)), the Seller may seek appropriate remedies for any and all damages, costs and expenses incurred by the Seller by reason of such breach, including, without limitation, indemnification pursuant to Section 7, below, unless and at to the extent that the event or the condition giving rise to such failure also constitutes a breach of a representation, warranty or covenant of the Buyer set forth in Sections 3 or 4 hereof.


         6.   POST-CLOSING COVENANTS.

                    The Parties agree as follows with respect to the period following the Closing:

                    A. GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below).

                    B. LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Stations, each of the other Parties will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below); provided, however, that such access and cooperation does not unreasonably disrupt the normal operations of the cooperating party.

                    C. ADJUSTMENTS. Operation of the Stations and the income and expenses attributable thereto up through the close of business on the day before the TBA Date shall be for the account of the Seller and thereafter for the account of the Buyers. Such items as employee salaries, sick day and personal time accruals, and fringe benefits, power and utilities charges, insurance, real and personal property taxes, prepaid expenses, deposits, music license fees, and rents and payments pertaining to the Assumed Contracts (including any contracts for the sale of time for cash, trade or barter so assigned) shall be prorated between the Seller and the Buyers as of the TBA Date in accordance with the foregoing principle. In addition, all commissions payable with respect to the accounts receivable of the Seller (whether due before or after TBA Date) shall be solely for the account and responsibility of the Seller. Employees' vacation day accruals will be rolled over as a non-cash item and assumed by Buyers as a non-cash liability. Contractual arrangements that do not reflect an equal rate of compensation to the Stations over the term of the agreement shall be equitably adjusted as of the TBA Date. The prorations and adjustments hereunder shall be made and paid insofar as feasible on the TBA Date, with a final settlement sixty (60) days after the TBA Date. In the event of any disputes between the Parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at such time and such disputes shall be determined by an independent accounting firm mutually acceptable to both parties and the fees and expenses of such accounting firm shall be paid one-half (1/2) by the Seller and one-half (1/2) by the Buyer.

                    D. COLLECTION OF ACCOUNTS RECEIVABLE. At the TBA Date, the Seller will turn over to the Buyers, for collection only, the accounts receivable of the Stations owing to the Seller as of the close of business on the day before the TBA Date. A schedule of such accounts receivable will be delivered by the Seller to the Buyers on the TBA Date or as soon thereafter as possible. The Buyers agree to use commercially reasonable efforts in the ordinary course of business (but without responsibility to institute legal or collection proceedings) to collect such accounts receivable during the one hundred eighty (180) day period following the TBA Date, and will remit all payments received within ten (10) days of the end of the month in which the payments were received, together with an accounting of all payments received within such period. The Buyers shall have the sole right to collect such accounts receivable during such 180-day period. In the event the Buyers receive monies during the 180-day period following the TBA Date from an advertiser who, after the TBA Date, is advertising on the Stations, and that advertiser was included among the accounts receivable as of the TBA Date, the Buyers shall apply said monies to the oldest outstanding balance due on the particular account, except in the case of a "disputed" account receivable. For purposes of this Section 6(d), a "disputed" account receivable means one which the account debtor refuses to pay because he asserts that the money is not owed or the amount is incorrect. In the case of such a disputed account, the Buyers shall immediately return the account to the Seller prior to expiration of the 180-day period following the TBA Date. If the Buyers return a disputed account to the Seller, the Buyers shall have no further responsibility for its collection and may accept payment from the account debtor for advertising carried on the Stations after the TBA Date. At the end of the 180-day period following the TBA Date, the Buyers will turn back to the Seller all of the accounts receivable of the Stations as of the TBA Date owing to the Seller which have not yet been collected, and the Buyers will thereafter have no further responsibility with respect to the collection of such receivables. During the 180-day period following the TBA Date, the Buyers shall afford the

Seller reasonable access to the accounts receivable "aging list." The Seller acknowledges and agrees that the Buyers are acting as collection agent hereunder for the sole benefit of the Seller and that Buyers have accepted such responsibility for the accommodation of the Seller. The Buyers shall not have any duty to inquire as to the form, manner of execution or validity of any item, document, instrument or notice deposited, received or delivered in connection with such collection efforts, nor shall the Buyers have any duty to inquire as to the identity, authority or rights of the persons who executed the same. The Seller shall indemnify Buyers and hold them harmless from and against any judgments, expenses (including attorney's fees) costs or liabilities which the Buyers may incur or sustain as a result of or by reason of such collection efforts.

                    E. CONSENTS. In the event any of the Assumed Contracts are not assignable or any consent to such assignment is not obtained on or prior to the Closing Date, and the Buyers elect to consummate the transactions contemplated herein despite such failure or inability to obtain such consent, the Seller shall continue to use commercially reasonable efforts to obtain any such assignment or consent after the Closing Date. Until such time as such assignment or approval has been obtained, the Seller will cooperate with Buyers in any lawful and economically feasible arrangement to provide that the Buyers shall receive the Seller's interest in the benefits under any such Assumed Contract, including performance by the Seller as agent, if economically feasible; provided, however, that the Buyers shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent that Buyers would have been responsible therefor if such consent or assignment had been obtained.


         7.   REMEDIES FOR BREACHES OF THIS AGREEMENT.

                    A. SURVIVAL. Except with respect to the obligations and liabilities assumed pursuant to the Assumed Contracts, and except as otherwise contemplated by Section 4(q), all of the representations and warranties of the Seller contained in Section 2 and all of the representations and warranties of the Buyers contained in Section 3 of this Agreement shall survive the Closing and continue in full force and effect for a period of one (1) year following the Closing.

                    B. INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF THE BUYERS. The Seller agrees to indemnify the Buyers from and against the entirety of any Adverse Consequences the Buyers may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

                         (i) any misrepresentation or breach of any of the Seller's representations or warranties, and covenants contained in this Agreement or in any Ancillary Agreement executed and/or delivered by the Seller (so long as the Buyers make a written claim for indemnification within the applicable survival period);

                         (ii) any breach or nonfulfillment of any agreement or covenant of the Seller contained herein or in any Ancillary Agreement;

                         (iii) any Liability of the Seller which is not an Assumed Liability; and/or

                         (iv) any Liability of the Buyers arising by operation of law (including under any bulk transfer law of any jurisdiction or under any common law doctrine of defacto merger or successor liability) which is not an Assumed Liability; and/or

                         (v) any Tax Liabilities of the Seller with respect to the operation of the Stations or the business of the Seller at any time prior to the Closing Date.

              The Buyers shall not have the right to assert claims for indemnification under subsection (i) unless and until the aggregate amount of any Adverse Consequences that the Buyers in total may suffer or have suffered as a result of such breach exceeds Seventy-Five Thousand Dollars ($75,000), and then only for the amounts in excess of such Seventy-Five Thousand Dollars ($75,000) aggregate amount. As Buyer's sole and exclusive remedy pursuant to this Section 7(b), Buyers shall be entitled to payment only out of the Post-Closing Escrow pursuant to the terms of this
              Section 7(b) and the Escrow Agreement for all amounts due to the Buyers with respect to such claims, whether direct or indirect.

                    C. INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF THE SELLER. Except as described below in Section 7(e) with respect to a breach of a warranty or covenant prior to the Closing Date, the Buyers agree to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by (i) any misrepresentation or breach of any of the Buyers' representations or warranties contained in this Agreement or in any Ancillary Agreement executed and/or delivered by the Buyers (so long as the Seller makes a written claim for indemnification within the applicable survival period) or (ii) any breach or nonfulfillment of any agreement or covenant of the Buyers contained herein or in any Ancillary Agreement, or (iii) any Assumed Liability, or (iv) any operation of the Stations from and after the TBA Date except with respect to claims related to Seller's activities as Licensee, or (v) any operation of the Stations after the Closing.

                    D. SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(o) below), in addition to any other remedy to which it may be entitled, at law or in equity.

                    E. LIQUIDATED DAMAGES. The Buyers and the Seller acknowledge that in the event that the transactions contemplated by this Agreement are not closed because of a default by the Buyers, the Adverse Consequences to the Seller as a result of such default may be difficult, if not impossible, to ascertain. Accordingly, in the event of a breach by Buyers prior to Closing, the Seller shall be entitled to receive from the Buyers for such default (i) the Earnest Money Deposit and (ii) interest on such Earnest Money Deposit from the date Seller makes a written claim for damages until the date Seller receives payment therefor, as liquidated damages without the need for proof of damages, subject only to successfully proving in a court of competent jurisdiction that the Buyers have materially breached this Agreement and that the transactions contemplated thereby have not occurred. The Buyers agree to pay said sum of liquidated damages within ten (10) days of the date that the Seller obtains such a judgment. Notwithstanding anything contained herein to the contrary, the Seller acknowledges and agrees that in the event this Agreement is terminated by the Seller prior to the Closing Date as a result of a breach or default by Buyers under this Agreement, the Seller's sole and exclusive remedy with respect to such default shall be to proceed against the Earnest Money Deposit as liquidated damages.

                    F. MATTERS INVOLVING THIRD PARTIES. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 7, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged as a result of such failure. In the event any Indemnifying Party notifies the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party does not notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, and/or in the event the Indemnifying Party shall fail to defend such claim actively and in good faith, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.


         8.   DEFINITIONS.

         "ACQUIRED ASSETS" means all right, title, and interest in and to all of the assets of the Seller, other than Retained Assets, that are used or useful in the operation of the Stations, wherever located, including but not limited to all of its (a) real property, leaseholds and other interests of any kind therein, improvements, fixtures, and fittings thereon (such as towers and antennae), and easements, rights-of-way, and other appurtenances thereto; (b) tangible personal property (such as fixed assets, computers, data processing equipment, electrical devices, monitoring equipment, test equipment, switching, terminal and studio equipment, transmitters, transformers, receivers, broadcast facilities, furniture, furnishings, inventories of compact disks, records, tapes and other supplies, vehicles) and all assignable warranties with respect thereto; (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (d) rights under orders and agreements (including those Barter Agreements and Advertising Contracts identified on the Disclosure Schedule) now existing or entered into in the Ordinary Course of Business for the sale of advertising time on the Stations; (e) Assumed Contracts, indentures, Security Interests, guaranties, other similar arrangements, and rights thereunder; (f) call letters of the Stations, jingles, logos, slogans, and business goodwill of the Stations; (g) claims, deposits, prepayments, refunds, causes of action, chooses in action, rights of recovery (including rights under policies of insurance), rights of set off, and rights of recoupment; (h) Licenses and similar rights obtained from governments and governmental agencies; and (i) FCC logs and records and all other books, records, ledgers, logs, files, documents, correspondence, advertiser lists, all other lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, program production materials, studies, reports, and other printed or written materials; and (j) goodwill of the Stations.

         "ADVERSE CONSEQUENCES" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

         "ADVERTISING CONTRACTS" has the meaning set forth in Section 2(s), above.

         "AFFILIATE" means with reference to any person or entity, another person or entity controlled by, under the control of or under common control with that person or entity.

         "ANCILLARY AGREEMENTS" has the meaning set forth in Section 2(b) above.

         "ASSIGNMENT APPLICATION" has the meaning set forth in Section 4(b) above.

         "ASSUMED CONTRACTS" means the Leases, the Barter Agreements, the Advertising Contracts and those contracts listed on Exhibit G attached hereto.

         "ASSUMED LIABILITIES" means (a) obligations of the Seller under the Assumed Contracts which accrue after the TBA Date under the Assumed Contracts

         "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "BUYERS" has the meaning set forth in the preface above.

         "CASH" means cash and cash equivalents determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         "CID" means that certain Civil Investigative Demand No. 17490 dated December 30, 1997, issued to HMH Broadcasting, Inc. pursuant to the Antitrust Civil Process Act. 15 U.S.C. Sections 1311 et al.

         "CLOSING" has the meaning set forth in Section 1(d) above.

         "CLOSING DATE" has the meaning set forth in Section 1(d) above.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of the Seller.

         "DISCLOSURE SCHEDULE" has the meaning set forth in Section 2 above.

         "EARNEST MONEY DEPOSIT" has the meaning set forth in Section 1(c) above.

         "ESCROW AGREEMENT" has the meaning set forth in Section 1(c) above.

         "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi-employer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(2).

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(1).

         "ENVIRONMENTAL LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law of any federal, state, local, or foreign government or agency thereof (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, or pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ESCROW AGENT" means the First National Bank of Maryland in Washington, D.C.

         "EXTREMELY HAZARDOUS SUBSTANCE" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "FCC" means the Federal Communications Commission of the United States.

         "FCC LICENSES" means the licenses, permits and other authorizations, including any temporary waiver or special temporary authorization, issued by the FCC to the Seller in connection with the conduct of the business and operation of the Stations.

         "FINAL ORDER" means an action by the FCC as to which: (a) no request for stay by the FCC is pending, no such stay is in effect, and any deadline for filing a request for any such stay has passed; (b) no appeal, petition for rehearing or reconsideration, or application for review is pending before the FCC and the deadline for filing any such appeal, petition or application has passed; (c) the FCC has not initiated reconsideration or review on its own motion and the time in which such reconsideration or review is permitted has passed; and (d) no appeal to a court, or request for stay by a court, of the FCC's action is pending or in effect, and the deadline for filing any such appeal or request has passed.

         "FINANCIAL STATEMENTS" has the meaning set forth in Section 2(e) above.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 7(d) above.

         "INDEMNIFYING PARTY" has the meaning set forth in Section 7(d) above.

         "INTELLECTUAL PROPERTY" means all of the following used or useful in the operation of the Stations: (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, call letters, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) all programs, programming materials, copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, market and other research information, drawings, specifications, designs, plans proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

         "KNOWLEDGE" means actual knowledge of Ralph E. Hacker after reasonable investigation.

         "LEASES" means those real estate leases to which Seller is a party governing Seller's studios and FM tower sites, as described in Section 2(i) of the Disclosure Schedule.

         "LIABILITY" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "LICENSES" means all FCC and other governmental licenses, franchises, approvals, certificates, authorizations and rights of the Seller with respect to the operations of the Stations and all applications therefor, together with any renewals, extension or modifications thereof and additions thereto.

         "MATERIAL" or "MATERIALLY" means an event, condition, circumstance, act, omission or effect, which, individually or in the aggregate with other similar events, conditions, circumstances, acts, omissions or effects, is, in the opinion of a reasonably prudent buyer, likely to have a material effect on the transactions contemplated hereby or the operation or condition of the Stations taken as a whole.

         "MATERIAL ADVERSE EFFECT" means an event, condition, circumstance, act, omission or effect which, individually or in the aggregate with other similar events, conditions, circumstances, acts, omission or effects, is, in the opinion of a reasonably prudent buyer, likely to have a material adverse effect on the transactions contemplated hereby or condition of the Stations taken as a whole; provided, however, that the following shall not constitute a Material Adverse
Effect: changes in (i) Seller's cash flow, (ii) the economy, (iii) the radio industry generally or locally or (iv) the Stations' Arbitron ratings; provided however, that a decline in the revenues of the Stations shall not be considered a Material Adverse Effect but shall result in an adjustment if and to the extent permitted under the procedure in the definition of "Purchase Price Adjustment" set forth below.

         "MULTI-EMPLOYER PLAN" has the meaning set forth in ERISA Sec. 3(37).

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "OWNED REAL ESTATE" means the real property owned by HMH Realty, LLC, as described in Section 2(i) of the Disclosure Schedule and all buildings, fixtures, and improvements located thereon.

         "PARTY" has the meaning set forth in the preface above.

         "PERMITTED REAL ESTATE ENCUMBRANCES" shall have the meaning set forth in Section 2(i), above.

         "POST-CLOSING AGREEMENT" means the Post-Closing Agreement with Seller's president in the form attached hereto as Exhibit D.

         "PROHIBITED TRANSACTION" has the meaning set forth in ERISA Section 406 and Code Section 4975.

         "PURCHASE PRICE " has the meaning set forth in Section 1(c) above.

         "PURCHASE PRICE ADJUSTMENT" shall have the following meaning. If gross revenues for the twelve-month period ending on the last day of the month before the Closing Date (the "Trailing Revenues") are less than the gross revenues for the twelve-month period ending December 31, 1998 (the "Benchmark Revenues") by more than ten (10) percent of the Benchmark Revenues, there shall be an adjustment to the purchase price (the "Base Purchase Price") as follows: For every percentage decline in the Trailing Revenues compared to the Benchmark Revenues beyond ten percent, there shall be a corresponding percentage reduction in the Base Purchase Price (the "Purchase Price Adjustment"). By way of example, if Trailing Revenues are eleven percent less than Benchmark Revenues, the Purchase Price Adjustment shall be one percent of the Base Purchase Price, or Four Hundred Forty-Five Thousand Dollars ($445,000.00); similarly, if Trailing Revenues are fifteen percent less than Benchmark Revenues, the Purchase Price Adjustment shall be Two Million Two Hundred Twenty-Five Thousand Dollars ($2,225,000.00); and so on.

         "REAL ESTATE" means the Owned Real Estate and the real estate, building, fixtures and improvements which are the subject of the Leases.

         "REPORTABLE EVENT" has the meaning set forth in ERISA Section 4043.

         "RETAINED ASSETS" means (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation; (ii) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyers on the other hand entered into on or after the date of this Agreement); (iii) accounts, notes and other receivables of the Seller; and (iv) Cash.

         "RETAINED LIABILITIES" means any other obligations or Liabilities of the Seller, including but not limited to: (i) any Liability relating to the ownership or operation of the Stations prior to the TBA Date; (ii) any Liability of the Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation contemplated hereby; (iii) any Liability of the Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated hereby (except as set forth in Section 4(n) relating to Surveys and title commitments and Section 4(b) with regard to the Assignment Application); or (iv) any Liability or obligation of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyers on the other hand entered into on or after the date of this Agreement).

         "SECURITY INTEREST" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) liens for Taxes not yet due and payable; and (b) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation.

         "SELLER" has the meaning set forth in the preface above.

         "STATIONS" means the radio broadcast Stations WLRO-FM licensed to Richmond, KY; WLTO-FM licensed to Nicholasville, KY; WVLK-FM and WVLK-AM licensed to Lexington, KY; and WXZZ-FM licensed to Georgetown, KY.

         "SUBSIDIARY," with respect to any person, means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which ) 50% or more of (i) the outstanding capital stock or other equity interest having voting power to elect a majority of the Board of Directors of such corporation or persons having a similar role as to an entity that is not a corporation, (ii) the interest in the profits of such partnership or joint venture, or (iii) the beneficial interest of such trust or estate are at such time directly or indirectly owned by such person or one or more of such person's Subsidiaries.

         "SURVEYS" has the meaning set forth in Section 4(o) above.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TBA" has the meaning set forth in Section 4(q) above.

         "TBA DATE" means the date on which operations under the TBA shall become effective.

         9.   TERMINATION.

                    a. TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

                         (i) the Buyers and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                         (ii) the Buyers may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller is in material breach of any representation, warranty, or covenant contained in this Agreement and such breach is likely to create a Material Adverse Effect; provided, however, that if such breach is capable of being cured, such breach also remains uncured for twenty (20) days after notice of breach is received by the Seller from the Buyers;

                         (iii) the Seller may terminate this Agreement by giving written notice to the Buyers at any time prior to the Closing in the event the Buyers are in material breach of any representation, warranty, or covenant contained in this Agreement and such breach if likely to create a Material Adverse Effect; provided, however that if such breach is capable being cured, such breach remains uncured for ten (10) days after notice of breach is received by the Buyers from the Seller;

                         (iv) the Buyers may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing shall not have occurred on or before the 360th day following the date of this Agreement by reason of the failure of any condition precedent under Section 5(a) hereof (unless the failure results primarily from the Buyers themselves breaching any representation, warranty, or covenant contained in this Agreement);

                         (v) the Seller may terminate this Agreement by giving written notice to the Buyers at any time prior to the Closing if the Closing shall not have occurred on or before the 360th day following the date of this Agreement by reason of the failure of any condition precedent under Section 5(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement);

                         (vi) the Buyers may terminate this Agreement as provided in Sections 4(p) and 4(q);

                         (vii) the Buyers or the Seller may terminate this Agreement if any Assignment Application is denied by Final Order.

                    b. EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 9(a) above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

         10.  MISCELLANEOUS.

                    a. PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure).

                    b. NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

                    c. ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

                    d. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided that (i) the Buyers may assign all of their right, title and interest in, to and under this Agreement to one or more Affiliates, who shall then, subject to the terms and conditions of this Agreement, have the right to receive the Acquired Assets, assume the Assumed Liabilities, and to pay to the Seller the Purchase Price therefor or to any successor to the Buyers in the event of any sale, merger or consolidation of the Buyers, and (ii) Buyers may assign their indemnification claims and their rights under the warranties and representations of the Seller to the financial institution(s) providing financing to the Buyers in connection with this transaction.

                    e. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                    f. HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                    g. NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing and shall be considered to be given and received in all respects when hand delivered, when delivered via prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment or three (3) days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed to the intended recipient as set forth below:

                  If to the Seller:
                  HMH Broadcasting, Inc.
                  300 West Vine Street
                  Lexington, Kentucky 40507
                  Attn:  Ralph E. Hacker
                  Phone: (606) 253-5900
                  Fax: (606) 253-5903

                  Copy to:
                  Latham & Watkins
                  1001 Pennsylvania Avenue, NW
                  Suite 1300
                  Washington, DC  20004
                  Attn: Eric Bernthal
                  Phone:  (202) 637-2200
                  Fax: (202) 637-2201
                  (which copy shall not constitute notice to Seller)

                  If to the Buyers:

                  Cumulus Broadcasting, Inc.
                  Cumulus Licensing Corp.
                  111 E. Kilbourn Avenue, Suite 2700
                  Milwaukee, WI 53202
                  Attn: Terrence J. Leahy
                  Phone: (414) 615-2800
                  Fax: (414) 615-2880

                  With a copy to:

                  Cumulus Broadcasting, Inc.
                  Cumulus Licensing Corp.
                  875 N. Michigan Avenue
                  Suite 3650

               Chicago, Illinois 60611
               Attn: Richard J. Bonick
               Phone: (312) 867-0091
               Fax: (312) 867-0098

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

              H. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Kentucky.

              I. AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyers and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

              J. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

              K. EXPENSES. The Buyers and the Seller, will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, other than as set forth in Section 4(b) with regard to the Assignment Applications. The Buyer will pay for all environmental audits performed under Section 4(p) hereof. The Seller and the Buyers will each pay one-half (1/2) of any transfer or sales taxes and other recording or similar fees necessary to vest title to each of the Acquired Assets in the Buyers.

              L. CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure
Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

              M. INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

              N. SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Lexington, Kentucky in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(g) above. Nothing in this Section 10(n), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

                                   * * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.



CUMULUS BROADCASTING, INC.

By: /s/ Richard W. Weening
   -------------------------------
         Richard Weening
         Executive Chairman


CUMULUS LICENSING CORP.

By: /s/ Richard W. Weening
   -------------------------------
         Richard Weening
         Executive Chairman


CUMULUS WIRELESS SERVICES INC.

By: /s/ Richard W. Weening
   -------------------------------
         Richard Weening
         Executive Chairman


HMH BROADCASTING, INC.

By: /s/ Ralph E. Hacker
   -------------------------------
         Ralph E. Hacker
         President and Chairman

Solely as to Section 2(i)(i):

HMH REALTY, LLC

By: /s/ Ralph E. Hacker
   -------------------------------
         Ralph E. Hacker
         General Partner